                                                                      EXHIBIT 11

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                     COMPUTATIONS OF LOSS PER COMMON SHARE
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                     Twelve Weeks Ended
                                                  ---------------------------
                                                  March 22,       March 24,
                                                    1996             1995
                                                  --------        --------

Net loss available for common shareholders       $    (12)        $ (14)
                                                 ========         =====

Primary Loss Per Common Share
- -----------------------------

Shares:

  Weighted average number of common shares
     outstanding..................................  161.4         156.2
  Assuming distribution of common shares granted
     under comprehensive stock plan, less shares
     assumed purchased at average market *.......      --            --
  Assuming distribution of common shares reserved
     under employee stock purchase plan, based on
     withholdings to date, less shares assumed
     purchased at average market *...............      --            --
  Assuming distribution of common shares issuable
     for warrants, less shares assumed purchased
     at average market *.........................      --            --
                                                   ------        ------
                                                    161.4         156.2
                                                   ======        ======

Primary Loss Per Common Share....................  $ (.07)       $ (.09)
                                                   ======        ======

Fully Diluted Loss Per Common Share
- -----------------------------------

Shares:

  Weighted average number of common shares
     outstanding................................    161.4         156.2
  Assuming distribution of common shares granted
     under comprehensive stock plan, less shares
     assumed purchased at higher of average or
     ending market *............................       --            --
  Assuming distribution of common shares reserved
     under employee stock purchase plan, based
     on withholdings to date, less shares assumed
     purchased at higher of average or ending
     market *....................................      --            --
  Assuming distribution of common shares issuable
     for warrants, less shares assumed purchased
     at higher of average or ending market *.....      --            --
  Assuming issuance of common shares upon
     conversion of convertible preferred stock *.      --
                                                   ------        ------
                                                    161.4         156.2
                                                   ======        ======

Fully Diluted Loss Per Common Share..............  $ (.07)       $ (.09)
                                                   ======        =======

- ---------
* Common equivalent shares and other potentially dilutive securities were anti-dilutive in the twelve weeks ended March 22, 1996 and March 24, 1995, respectively.